Exhibit 5.3

FENNEMORE CRAIG, P.C.
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012-2913
(602) 916-5000

Sarah A. Strunk	Law Offices
Direct Phone: (602) 916-5327	Denver (303) 291-3200
Direct Fax: (602) 916-5527	Las Vegas (702) 692-8000
sstrunk@fclaw.com	Nogales (520) 281-3480
Phoenix (602) 916-5000
Reno (775) 786-5000
Tucson (520) 879-6800
December 4, 2012

Calumet Specialty Products Partners, L.P.
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214

Ladies and Gentlemen:
We have acted as Arizona counsel to:

1.	the following entities collectively referred to herein as the “Issuers”:

(a)	Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”);

(b)	Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership; and

2.	the following entities collectively referred to herein as the “Other Guarantors”:

(a)	Calumet Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership;

(b)	Calumet LP GP, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(c)	Calumet Sales Company Incorporated, a Delaware corporation and indirect wholly owned subsidiary of the Partnership;

(d)	Calumet Penreco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(e)	Calumet Superior, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(f)	Calumet RP I, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(g)	Calumet RP II, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

FENNEMORE CRAIG, P.C.
Calumet Specialty Products Partners, L.P.
December 4, 2012

(h)	Calumet RP III, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(i)	Calumet RP IV, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(j)	Royal Purple, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(k)	Calumet Missouri, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(l)	Calumet Montana Refining, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership;

(m)	Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership and indirect wholly owned subsidiary of the Partnership;

(n)	Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership;

(o)	Calumet Shreveport Fuels, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership;

(p)	Calumet Shreveport, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership; and

(q)	TruSouth Oil, LLC, a Louisiana limited liability company and indirect wholly owned subsidiary of the Partnership; and

3.
S&S International Mining Enterprises, Inc., an Arizona corporation and indirect wholly owned subsidiary of the Partnership, is referred to herein as the “Arizona Guarantor” and together with the Other Guarantors, collectively referred to herein as the “Guarantors”:

with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) on the date hereof by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $275,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2020 (the “Old Notes”), for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (ii) guarantees of the New Notes pursuant to Article 10 of the Indenture (as defined below) by the Arizona Guarantor (the “Arizona Guarantee”) and the Other Guarantors.

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of June 29, 2012, by and among the Issuers, certain of the Guarantors and Wilmington Trust, National Association, as trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration

FENNEMORE CRAIG, P.C.
Calumet Specialty Products Partners, L.P.
December 4, 2012

Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Arizona Guarantee of the Arizona Guarantor will constitute valid and binding obligations of the Arizona Guarantor, enforceable against the Arizona Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, arrangement, or laws or court decisions affecting the enforcement of creditor's rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, procedures, remedies, defenses, subrogation or other rights or benefits, including the implied covenant of good faith and fair dealing or by the application of other equitable principles, that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws or (iii) any provision of the Indenture other than the Arizona Guarantee.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Arizona, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We exclude from the laws of the State of Arizona any municipal or local ordinances and regulations. In this regard, we note that the Indenture contains provisions to the effect that the laws of New York are intended to be governing. We express no opinion as to the effect of New York law on the Arizona Guarantee.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, FENNEMORE CRAIG, P.C.

SAS/CWR